Exhibit 99.1

MeadWestvaco Corporation Announces Sale of Bonneau Ferry Tract

DNR to Manage 10,700-Acre Property Acquired by The Conservation Fund

COLUMBIA, S.C., March 31, 2004 - U.S. Senator Fritz Hollings, the State of South Carolina, The Conservation Fund and MeadWestvaco Corporation today announced the permanent protection of the 10,700-acre Bonneau Ferry tract of land in Berkeley County along the Cooper River. The Conservation Fund, a national organization that facilitates the purchase of private land to help maintain open spaces, purchased the property from MeadWestvaco for $47 million on behalf of the State of South Carolina and the South Carolina Department of Natural Resources (DNR).

Senator Hollings secured $32.4 million in grants from the National Oceanic and Atmospheric Administration for the state to immediately acquire 7,315-acres of the Bonneau Ferry tract. The Conservation Fund will hold title to the remaining 3,385-acres until DNR obtains additional funding, according to DNR Director John Frampton. The final phase of the project is expected to be completed by late 2004 or early 2005.

MeadWestvaco acquired this property in 1949 and has managed it as a working forest and a conference center while protecting its significant wildlife habitats and historic sites. The company made the decision to sell Bonneau Ferry following the merger of The Mead Corporation and Westvaco Corporation in 2002. Since that time, the company has worked closely with The Conservation Fund and the South Carolina DNR to ensure that the company's legacy of careful stewardship of this property continues.

Frampton added that The Conservation Fund consistently demonstrates an unwavering commitment to natural resources and wildlife habitat conservation in South Carolina. Without their involvement, this and other monumental conservation and land protection projects in our state would not have been possible, Frampton said.

Frampton also praised Senator Hollings and Governor Mark Sanford for their invaluable support of the Bonneau Ferry project. "Federal funding, obtained by Senator Hollings, has played an integral role in nearly every major conservation project in South Carolina, for example the ACE Basin in the Lowcountry and more recently the 12,439-acre Wee Tee State Forest project in Williamsburg and Georgetown counties." Frampton added that, "The personal effort, time and attention that Governor Sanford dedicated to Bonneau Ferry, played a vital role in helping us reach a timely agreement with all the partners involved in this important conservation project."

"This administration has said from day one that preserving open spaces is critical to quality of life in South Carolina and maintaining the competitive advantage we have over other states," Governor Sanford said. "I got involved in this particular process because it represented a real opportunity for our state to do something to safeguard its unique natural beauty, and I'd credit Senator Hollings and everyone who helped us in reaching this agreement for their commitment to those goals."

The Bonneau Ferry tract, home of bald eagles and endangered red cockaded woodpeckers, covers more than a third of the newly created 30,000-acre Cooper River Historic District. The tract lies between Mepkin Abbey and Cordesville and includes thousands of acres of timberland. Walls of a 1738 masonry house at Comingtee Plantation survive, as do 1783 granite markers of the old river road to Charleston. The tract also contains the ruins of a rice mill and remnants of rice fields.

"Thanks to the extraordinary leadership and vision of Senator Hollings, Governor Sanford and MeadWestvaco CEO John A. Luke, Jr., the citizens of South Carolina will forever enjoy the natural, cultural, and historic wonders of Bonneau Ferry," said Larry Selzer, president of The Conservation Fund. "The Conservation Fund is proud to work with leading corporations such as MeadWestvaco, whose commitment to sustainable forestry and balanced conservation is to be applauded."

Protecting Bonneau Ferry has long been a high priority of Senator Hollings. "This is a great day for South Carolina, and I would like to thank all of the partners involved for making this project a reality. With millions of people moving to the coast, and wild lands under constant threat of development, we have to be careful we don't destroy the natural resources and the quality of life that draw them. This project not only protects those lands to be purchased, but protects the estuaries and water resources, which support our seafood and tourism industries. As we all know, the government has significant budget challenges, and the only way for large projects like this to be successful is through a cooperative effort between federal and state governments, conservation organizations, private landowners, and the like," Hollings said.

"We are delighted to be turning over the Bonneau Ferry tract to The Conservation Fund and the State of South Carolina," said John A. Luke, Jr., chairman and chief executive officer of MeadWestvaco. "MeadWestvaco has been a good steward of this property for more than a half century, and we are confident that this partnership will continue our legacy."

The Conservation Fund received financial support from the Doris Duke Charitable Foundation, Gaylord and Dorothy Donnelley Foundation, the Merck Family Fund and Anheuser-Busch.

Headquartered in Arlington, Virginia, The Conservation Fund acts to protect the nation's land and water resources in partnership with other organizations, public agencies, foundations, corporations, and individuals. Seeking innovative conservation solutions for the 21st century, the Fund works to integrate economic and environmental goals. Since its founding in 1985, the Fund has helped its partners safeguard wildlife habitat, greenways, community "greenspace" and historic sites totaling more than 3.7 million acres throughout the nation.

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, Five Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative®. For more information, visit www.meadwestvaco.com.

Media contacts:
SC DNR	The Conservation Fund	MeadWestvaco
Mike Willis	Chris Fanning	Donna Owens Cox
tel 803 734 4133	tel 703 908 5800	tel 203 461 7634